Exhibit 3.2

AMENDED AND RESTATED BY-LAWS

OF

MARSH & MCLENNAN COMPANIES, INC.

RESTATED AS LAST AMENDED

SEPTEMBER 18, 2008

TABLE OF CONTENTS

ARTICLE I

Offices and Records ...............................................................................................................................1

ARTICLE II

Meetings of the Stockholders .................................................................................................................1

ARTICLE III

Board of Directors ..................................................................................................................................9

ARTICLE IV

Officers of the Corporation ..................................................................................................................12

ARTICLE V

Reserved ...............................................................................................................................................13

ARTICLE VI

Indemnification ....................................................................................................................................13

ARTICLE VII

Contracts, Proxies and Other Instruments ...........................................................................................15

ARTICLE VIII

Capital Stock .......................................................................................................................................16

ARTICLE IX

Miscellaneous ......................................................................................................................................17

ARTICLE X

Amendments ........................................................................................................................................18

AMENDED AND RESTATED BY-LAWS

OF

MARSH & MCLENNAN COMPANIES, INC.

(the “Corporation”)

ARTICLE I

OFFICES AND RECORDS

SECTION 1.01. Offices.         The principal office of the Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and The Corporation Trust Company shall be the resident agent of the Corporation in charge thereof. The Corporation may also have such other offices at such other places as the Board of Directors of the Corporation (the “Board”) may determine or the business of the Corporation may require.

SECTION 1.02. Records.       The books and records of the Corporation may be kept within or without the State of Delaware, as the Board may determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF THE STOCKHOLDERS

SECTION 2.01. Place of Meetings.   Meetings of the stockholders of the Corporation shall be held at such place as the Board may determine.

SECTION 2.02. Annual Meetings.    The annual meeting of the stockholders of the Corporation shall be held on the third Thursday of May in each year, or such other day as may be determined by the Board, at such time and place as the Board may determine. At the annual meeting, the stockholders shall elect directors and transact any other business authorized or required to be transacted by the stockholders pursuant to law, the Restated Certificate of Incorporation of the Corporation (including any future amendments and/or restatements thereof, the “Certificate of Incorporation”) or these By-laws.

SECTION 2.03. Special Meetings.    Except as otherwise provided by law, and subject to the rights of the holders of any series or class of capital stock other than common stock of the Corporation, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board (the “Chairman”), the Lead Director (as defined in Section 3.03) (if applicable), or the Secretary as directed by a resolution of the Board. Any such special meeting shall be held at such time and place as the Board may determine.

SECTION 2.04. Notice of Meeting.   Except as otherwise provided by law, in connection with any meeting of stockholders, the Corporation shall prepare and deliver in the name of the Corporation a notice (a “Notice of Meeting”) stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose(s) for which the meeting is called. The Corporation shall deliver the Notice of Meeting at least 10 but not more than 60 days before the date of the meeting, either personally, by mail or, to the extent and in the manner permitted by law, electronically, to each stockholder of record entitled to vote at such meeting. Any previously scheduled meeting of stockholders may be postponed, and (except as otherwise provided by law or the Certificate of Incorporation) any special meeting of stockholders may be canceled, by resolution of the Board upon Public Announcement (as defined in Section 2.10(A)) of such postponement or cancellation prior to the scheduled time of such meeting.

SECTION 2.05. Fixing of Record Date.       In order to determine the stockholders entitled to receive the Notice of Meeting related to, or to vote at, any meeting of stockholders (or any adjournment thereof), the Board may fix a record date before the date of the meeting (provided, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be 5:00 p.m. Eastern Time on the day next preceding the day on which the Notice of Meeting is given or, if notice is waived, 5:00 p.m. Eastern Time on the day next preceding the day on which the meeting is held). A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, that the Board may fix a new record date for the adjourned meeting.

SECTION 2.06. Quorum and Adjournment.           Except as otherwise provided by law or the Certificate of Incorporation, the holders of a majority of the voting power of the Voting Stock (as defined below), present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders (except that if specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series so present or represented shall constitute a quorum for the transaction of such business). The chairman of the meeting or the holders of a majority of the voting power of the Voting Stock so present or represented may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by a class or series voting as a class, the chairman of the meeting or the holders of a majority of the voting power of the shares of such class or series so present or represented may adjourn the meeting with respect to such specified business). No notice of the time and place of adjourned meetings need be given except as required by law. At any adjourned meeting at which a quorum exists, any business may be transacted that might have been transacted at the meeting as originally called. “Voting Stock” means the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

SECTION 2.07. Voting.         At a meeting of stockholders, each stockholder entitled to vote in accordance with the Certificate of Incorporation and these By-laws shall be entitled to one vote, in person or by proxy, for each share of common stock entitled to vote held by such stockholder; other shares of capital stock of the Corporation shall have such voting rights as provided by law or the Certificate of Incorporation.

(A) Proxies and Ballots.	Each stockholder entitled to vote at a meeting of

stockholders may, to the extent permitted by law, authorize one or more other persons to act for such stockholder, by means of a proxy delivered to the Secretary of the Corporation (the “Secretary”) or other duly designated representative of the Corporation; provided, that no proxy shall be voted after three years from its date unless such proxy provides by its terms for a longer period of validity. The vote on any matter at a meeting of stockholders, including the election of directors, shall be by written ballot. Each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, and shall state the number of shares being voted.

(B) Abstentions and Broker Non-Votes.       In determining the number of votes cast at a meeting of stockholders for or against a director nominee or for or against a proposal, abstentions and broker non-votes shall be counted for quorum purposes but shall not be included in the total number of votes cast or be counted as votes cast.

(C) Voting Standards.

(i) Election of Directors.       A nominee for election as a director of the Corporation shall be elected if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election; provided, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the number of director nominees exceeds the number of directors to be elected (a “contested election”). A contested election shall be deemed to exist at any meeting of stockholders for which (a) the Secretary receives notice, in compliance with the requirements of Section 2.10 of these By-laws, that a stockholder has nominated a person for election to the Board at such meeting and (b) such nomination has not been withdrawn by such stockholder, by written notice to the Secretary at the principal executive offices of the Corporation, by 5:00 p.m. Eastern Time on the fifth day preceding the day on which the Corporation first delivers the Notice of Meeting relating to such meeting. Stockholders shall not be permitted to cast votes “against” any nominees in a contested election.

(ii) Other Matters.     Except as otherwise provided by law or the Certificate of Incorporation, all matters other than the election of directors shall be decided by the vote of the majority of the voting power of the Voting Stock present in person or represented by proxy at the meeting (or, where a separate vote by class or series voting as a class is required, a majority of the voting power of the shares of such class or series so present or represented and entitled to vote).

SECTION 2.08. Inspectors of Election.        With respect to each meeting of stockholders, the Board by resolution shall appoint one or more inspectors (who may not be directors, director nominees, officers or employees of the Corporation) to act at and make a written report of the meeting. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the Chairman shall appoint one or more inspectors to act at the meeting.

SECTION 2.09. Voting List.  At least 10 days before every meeting of stockholders, the Secretary shall prepare a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in such stockholder’s name. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 2.10. Notice of Director Nominations and Other Business.

(A) Annual Meetings of Stockholders.

(i) Means to Nominate Directors and Propose Other Business. Nominations of persons for election as directors of the Corporation may be made, and other business to be considered by the stockholders may be proposed, at an annual meeting of stockholders only: (a) pursuant to the Notice of Meeting; (b) by or at the direction of the Board; or (c) by any stockholder of the Corporation (a “Proposing Stockholder”) who is a stockholder of record both at the time such stockholder delivers the Notice of Proposal (as defined below) required by this Section 2.10(A) and at the time of the annual meeting, is entitled to vote at the annual meeting, and complies with the notice procedures set forth in this Section 2.10(A).

(ii) Notice of Proposal.          For a Proposing Stockholder properly to bring the nomination of a person for election as a director of the Corporation (a “stockholder nomination”) or other proposed business (“other stockholder business”) before an annual meeting pursuant to clause (c) of Section 2.10(A)(i), the Proposing Stockholder must have given valid notice thereof (a “Notice of Proposal”) to the Secretary and, in the case of other stockholder business, such business must otherwise be a proper matter for stockholder action in accordance with law, the Certificate of Incorporation and these By-laws. To be valid, a Notice of Proposal must be timely, as provided in Section 2.10(A)(iii), and must be in proper form, as provided in Section 2.10(A)(iv).

(iii) Timeliness.          To be timely, a Notice of Proposal must be delivered to the Secretary at the principal executive offices of the Corporation not earlier than 5:00 p.m. Eastern Time on the 120th day, and not later than 5:00 p.m. Eastern Time on the 90th day, prior to the first anniversary of the preceding year's annual meeting (provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, a Notice of Proposal shall be considered timely if it is delivered not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern Time on the later of (x) the 90th day prior to the date of such annual meeting and (y) the 10th day following the day on which Public Announcement of the date of such annual meeting is first made by the Corporation). The adjournment or postponement of an annual meeting (or the announcement of such adjournment or postponement) shall not commence a new time period, or extend any time period, for the giving of a Notice of Proposal as provided above.

(iv) Proper Form.      To be in proper form, a Notice of Proposal must satisfy the following requirements:

(a) Any Notice of Proposal must set forth: (1) the name and address of the Proposing Stockholder, as they appear on the Corporation's books, and of any Proposing Stockholder Associate (as defined below); (2) the class, series and number of shares of stock of the Corporation directly or indirectly owned, of record and/or beneficially, by the Proposing Stockholder and by any Proposing Stockholder Associate; (3) the identity of any nominee holder for, and the number of, any shares of stock of the Corporation owned beneficially but not of record by the Proposing Stockholder and by any Proposing Stockholder Associate; and (4) descriptions of any (w) Derivative Instrument (as defined below) directly or indirectly owned, of record and/or beneficially, by the Proposing Stockholder and/or any Proposing Stockholder Associate, (x) contract, agreement, arrangement or understanding, pursuant to which the Proposing Stockholder and/or any Proposing Stockholder Associate has a right to vote (or direct the voting of) any shares of stock of the Corporation, (y) Short Interest (as defined below) in any security of the Corporation maintained by the Proposing Stockholder and/or any Proposing Stockholder Associate, and (z) Hedging Transaction (as defined below) involving the Proposing Stockholder and/or any Proposing Stockholder Associate.

(b) If a Notice of Proposal relates to a stockholder nomination, it must, in addition to satisfying the requirements of paragraph (a) of this Section 2.10(A)(iv): (1) set forth, as to each nominee identified in such Notice of Proposal, all information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (including the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director of the Corporation, if elected); and (2) be accompanied by a Nominee Representation Letter (as defined below) from each nominee identified in such Notice of Proposal.

(c) If a Notice of Proposal relates to other stockholder business, it must, in addition to satisfying the requirements of paragraph (a) of this Section 2.10(A)(iv), set forth: (1) a brief description of the business; (2) the reasons for proposing to bring the business before the meeting; (3) any material interest in the business on the part of the Proposing Stockholder and/or any Proposing Stockholder Associate; and (4) a description of any contracts, agreements, arrangements and understandings between the Proposing Stockholder and/or any Proposing Stockholder Associate and/or any other person(s) in connection with the business.

(v) Effect of Increase in Number of Directors to be Elected. Notwithstanding Section 2.10(A)(iii), if the number of directors to be elected to the Board is increased and the Corporation does not make a Public Announcement naming the nominees for the additional directorships by 5:00 p.m. Eastern Time on the 100th day prior to the first anniversary of the preceding year's annual meeting, a Notice of Proposal shall also be considered timely, but only with respect to any nominee(s) to fill any new directorship(s) created by such increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern Time on the 10th day following the day on which such Public Announcement is first made by the Corporation.

(vi) Definitions.	For purposes of these By-laws:

“Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise.

“Hedging Transaction” means any hedging or similar transaction (or series of transactions) entered into by or on behalf of, or any other contract, agreement, arrangement or understanding the effect or intent of which is to increase or decrease the voting power of, a stockholder with respect to any securities of the Corporation.

“Nominee Representation Letter” means a written letter, addressed to the Corporation and signed by a nominee for election to the Board, in which such nominee represents to and agrees with the Corporation that: (a) except as may be disclosed in such letter, such nominee is not and will not become a party to (i) any contract, agreement, arrangement or understanding with, or any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the Corporation, will act or vote on any issue or question coming before the Board, or (ii) any contract, agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director; and (b) such nominee, if elected as a director of the Corporation, will be in compliance and will continue to comply with all applicable publicly disclosed policies and guidelines of the Corporation relating to corporate governance, director resignations, conflicts of interest, confidentiality, stock ownership, securities trading and other such matters. Following its receipt of a Nominee Representation Letter, the Corporation may require such nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such nominee to serve as an independent director of the Corporation.

“Public Announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations thereunder.

“Proposing Stockholder Associate” means (a) any person controlling, directly or indirectly, or acting in concert with, a Proposing Stockholder, (b) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by a Proposing Stockholder and (c) any person controlling, controlled by or under common control with such Proposing Stockholder Associate.

A person is deemed to hold a “Short Interest” in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security.

(B) Special Meetings of Stockholders.          Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Notice of Meeting. Nominations of persons for election as directors of the Corporation at a special meeting of stockholders at which directors are to be elected pursuant to the Notice of Meeting may be made only: (i) pursuant to the Notice of Meeting; (ii) by or at the direction of the Board; or (iii) by any stockholder of the Corporation who is a stockholder of record both at the time such stockholder delivers the Notice of Proposal required by this Section 2.10(B) and at the time of the special meeting, is entitled to vote at the special meeting, and complies with the notice procedures set forth in this Section 2.10(B). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors of the Corporation, any such stockholder may nominate a person for election to any such position on the Board as specified in the Notice of Meeting, if such stockholder delivers a Notice of Proposal satisfying the requirements of Section 2.10(A)(iv)(a) and (b) to the Secretary at the principal executive offices of the Corporation not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of such special meeting and not later than 5:00 p.m. Eastern Time on the 90th day prior to the date of such special meeting (or, if the first Public Announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, not later than 5:00 p.m. Eastern Time on the 10th day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such special meeting). The adjournment or postponement of a special meeting (or the announcement of such adjournment or postponement) shall not commence a new time period, or extend any time period, for the giving of a Notice of Proposal as provided in this Section 2.10(B).

(C) General.

(i) Verification of Stockholder-Submitted Information.                   If any information set forth in or accompanying a Notice of Proposal shall be, in the Board’s sole judgment, inaccurate or incomplete, the Board may deem such Notice of Proposal not to have been delivered in accordance with this Section 2.10. Upon written request by the Secretary, any Proposing Stockholder shall provide, within five business days of the Secretary’s delivery of such request (or such other period as may be specified in such request): (a) written verification, satisfactory, in the Board’s sole judgment, to demonstrate the accuracy of any information set forth in or accompanying such stockholder’s Notice of Proposal; and (b) a written update of any information set forth in or accompanying such stockholder’s Notice of Proposal.

(ii) Satisfaction of Procedural Requirements.       Only such individuals who are nominated in accordance with the procedures set forth in this Section 2.10 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 2.10. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.10 and, if any proposed nomination or other business is not in accordance with this Section 2.10, to declare that such nomination or proposal is defective and therefore shall be disregarded.

(iii) Other Requirements and Rights.           The provisions of this Section 2.10 are in addition to the applicable requirements of the Exchange Act and the rules and regulations thereunder and shall apply to any proposal by a stockholder to nominate a director or propose other business, regardless whether such proposal will be included in the Corporation’s proxy statement. Accordingly, notwithstanding the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10. Nothing in this Section 2.10 shall be deemed to affect any rights of a stockholder to request inclusion of a proposal in, or the Corporation’s right to exclude a proposal from, the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision).

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01. General Powers.      The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and duties expressly conferred upon the Board by these By-laws, the Board may exercise all such powers of the Corporation as are not reserved to the stockholders of the Corporation pursuant to law, the Certificate of Incorporation or these By-laws.

SECTION 3.02. Number and Tenure.          The number of directors constituting the Board shall be consistent with the provisions of the Certificate of Incorporation and shall be fixed from time to time by resolution of the Board. A director may resign from the Board at any time by delivering written notice to the Secretary. Such resignation shall be effective at the time specified therein (or, if no time is specified, upon receipt by the Secretary); provided, that, if so specified in such resignation or so provided by the Corporation’s Guidelines for Corporate Governance or other Board-adopted policy in effect from time to time, the effectiveness of a director’s resignation may be conditioned upon its acceptance by the Board.

SECTION 3.03. Board Leadership.  The Board shall annually elect one of its members to be the Chairman and shall fill any vacancy in the position of the Chairman at such time and in such manner as the Board shall determine. The Chairman may, but need not be, an officer of or otherwise employed by the Corporation. If the Chairman is an officer of, or is otherwise employed by, the Corporation, the Board also shall annually elect one of its members to act as lead director (the “Lead Director”). In order to be eligible for election as Lead Director, a director must have been determined by the Board to be “independent” for purposes of the New York Stock Exchange listed company rules.

SECTION 3.04. Meetings.

(A) Regular meetings of the Board may be held at such places and times as shall be determined by resolution of the Board.

(B) Special meetings of the Board may be called by: (i) the Chairman (or the Lead Director, if applicable) or, if the Chairman (or the Lead Director, if applicable) is incapacitated or otherwise unable to act, the General Counsel or any member of the

Executive Committee; or (ii) any three or more directors, by means of a written notice delivered to the Secretary.

(C) Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment permitting all persons participating in the meeting to speak to and hear one another, and such telephonic or similar participation shall constitute presence at the meeting.

(D) Unless otherwise determined by the Board, the Secretary shall act as the secretary of each meeting of the Board.

SECTION 3.05. Notice.          The resolution of the Board setting the place and time of a regular meeting shall constitute notice of such regular meeting. Notice of any special meeting shall be delivered to each director, personally or by mail, telecopy, e-mail or telephone (including, without limitation, by telephonic message to a representative of the director or to the director’s electronic voice-mail system), at least 24 hours in advance of the meeting. Notwithstanding the foregoing, a meeting of the Board may be held at any time without notice if all the directors are present, or if those not present waive notice of the meeting, either before or after the meeting, in accordance with Section 9.04 of these By-laws.

SECTION 3.06. Quorum.      At all meetings of the Board, a majority of the total number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise provided by law, the Certificate of Incorporation or these By-laws.

SECTION 3.07. Action Without a Meeting.            Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all directors consent to such action in writing. The Secretary shall record any such writing with the minutes of proceedings of the Board.

SECTION 3.08. Committees of the Board.

(A) Establishment of Executive Committee.            The Board shall establish, maintain and elect the members of an Executive Committee, composed of the Chairman of the Board or Lead Director, as the case may be, and such other directors as the Board may determine from time to time. Except as provided hereinafter or in resolutions of the Board, the Executive Committee shall have, and may exercise when the Board is not in session, all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. The Executive Committee shall not, however, have power or authority in reference to (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the provisions of the Delaware General Corporation Law to be submitted to stockholders for approval, (b) adopting, amending or repealing any by-laws of the Corporation, (c) electing or appointing the Chairman of the Board or Lead Director, as the case may be, of the Corporation, or (d) declaring a dividend.

(B) Establishment of Other Committees.      The Board shall establish, maintain and elect the members of an Audit Committee, a Compensation Committee and a Directors and Governance Committee, each including a chair and having such number of members as the Board shall determine. Subject to law, each of these committees shall have such powers, authority and duties as may be set forth in its charter or otherwise determined by the Board. The Board also may establish from time to time such other committees as it deems desirable, in each case having such members and, subject to law, such powers, authority and duties, as may be determined by the Board.

(C) Acts of Committees.        All acts done by any committee within the scope of its powers and authority pursuant to its charter (if applicable), these By-laws and any applicable resolutions of the Board shall be deemed to be, and may be certified as being, done under the authority and in the name of the Board. The Executive Committee shall report to each regular meeting and, if directed, to each special meeting of the Board all action taken by such committee subsequent to the date of its last report. All other committees shall report to the Board on a regular basis.

(D) Tenure of Committee Members.             Each member of a committee shall serve as such until (i) he or she ceases to be a member of the Board, (ii) the Board accepts his or her resignation from, or terminates his or her membership on, the committee, or (iii) the committee is dissolved by resolution of the Board.

(E) Notice of Committee Meetings.  The resolution of the Board setting the place and time of a regular meeting of a committee shall constitute notice of the meeting. In addition, any committee may hold a special meeting at such time(s) and place(s) as shall be specified in a notice to all members by (i) the committee chair, (ii) a majority of the committee members or (iii) when instructed to do so by either of the foregoing, the Secretary or the secretary of such committee. Notice of any special meeting shall be delivered to each committee member, personally or by mail, telecopy, e-mail or telephone (including, without limitation, by telephonic message to a representative of the director or to the director’s electronic voice-mail system), at least 24 hours in advance of the meeting. Notwithstanding the foregoing, a meeting of a committee may be held at any time without notice if all the members are present, or if those not present waive notice of the meeting, either before or after the meeting, in accordance with Section 9.04 of these By-laws. Members of a committee may participate in a meeting of the committee by means of conference telephone or similar communications equipment permitting all persons participating in the meeting to speak to and hear one another, and such telephonic or similar participation shall constitute presence at the meeting.

(F) Quorum and Voting at Committee Meetings.     At any meeting of a committee, a majority of the members shall be necessary and sufficient to constitute a quorum for the transaction of business. In the absence or disqualification of a member of a committee, the members present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board who is qualified to serve under the rules of the New York Stock Exchange to act at the meeting in the place of such absent or disqualified member. The act of a majority of the members present at any meeting at which there is a quorum shall be the act of the committee, except as may be otherwise provided by law, the Certificate of Incorporation or these By-laws. Any action required or permitted to be taken at any meeting of a committee may be taken without a meeting if all members of the committee consent to such action in writing and such writing is filed with the minutes of proceedings of the committee.

SECTION 3.09. Compensation of Directors.           The Board may provide for reimbursement of directors for the expenses they incur in attending meetings of the Board and compensation of directors for their service on the Board.

ARTICLE IV

OFFICERS OF THE CORPORATION

SECTION 4.01. General.       The Board shall appoint the officers of the Corporation, who shall include: a Chief Executive Officer (the “CEO”); a President; a Chief Financial Officer; a General Counsel; a Treasurer; a Controller; a Secretary; and such other officers as the Board may determine to be necessary or desirable (including, without limitation, one or more Vice Chairmen, Executive Vice Presidents, Senior Vice Presidents or Vice Presidents). Subject to the specific provisions of this Article IV, all officers shall have such powers and duties as generally pertain to their respective offices or as may be conferred by the Board. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-laws.

SECTION 4.02. Appointment and Term of Office.            The officers of the Corporation shall be appointed annually by the Board at, or as soon as practicable after, the regular meeting of the Board immediately following the annual meeting of stockholders. Each officer shall hold office until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The Board may remove any officer at any time, with or without cause. Any officer who may be elected or appointed by the Executive Committee may also be removed at any time, with or without cause by said committee.

SECTION 4.03. Chief Executive Officer.     The CEO shall supervise, coordinate and manage the business and activities, as well as the operating expenses and capital allocation, of the Corporation. The CEO shall have general authority to exercise all the powers necessary for the chief executive officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board.

SECTION 4.04. President.	The President shall have general authority to

exercise all the powers necessary for the president of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board and the CEO.

SECTION 4.05. Chief Financial Officer.     The Chief Financial Officer shall have responsibility for the financial affairs of the Corporation and shall exercise supervisory responsibility for the performance of the duties of the Treasurer and the Controller. The Chief Financial Officer shall perform such other duties and have such other powers as may be prescribed by the Board or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board and the CEO.

SECTION 4.06. General Counsel.     The General Counsel shall have responsibility for the legal affairs of the Corporation. The General Counsel shall perform such other duties and have such other powers as may be prescribed by the Board or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board and the CEO.

SECTION 4.07. Vacancies.    A newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board for the unexpired portion of the relevant term at any meeting of the Board.

ARTICLE V

RESERVED

ARTICLE VI

INDEMNIFICATION

SECTION 6.01. Indemnification.      Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that, on or after May 21, 1987, he or she is serving or had served as a director, officer or employee of the Corporation or, while serving as such director, officer or employee, is serving or had served at the request of the Corporation as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer or employee of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware law, as the same exists or may hereafter be changed or amended (but, in the case of any such change or amendment, only to the extent that such change or amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by an indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, that except as provided in Section 6.03 hereof with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article VI shall be a contract right.

SECTION 6.02.  Advancement of Expenses.            An indemnitee who is a director or officer of the Corporation, and any other indemnitee to the extent authorized from time to time by the Board, shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, that if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

SECTION 6.03.  Right of Indemnitee to Bring Suit.            If a claim under Section 6.01 or Section 6.02 is not paid in full by the Corporation within 60 days (in the case of Section 6.01) or 20 days (in the case of Section 6.02) after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (other than a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General

Corporation Law, nor an actual determination by the Corporation (including its directors, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to the action. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

SECTION 6.04. Indemnification of Agents of the Corporation.   The Corporation may, to the extent authorized by the Board, grant to any agent of the Corporation rights to indemnification (and, to the extent authorized by the Board, rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition) up to the fullest extent of the provisions of this Article VI that provide for indemnification and advancement of expenses.

SECTION 6.05. Non-Exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire pursuant to law, the Certificate of Incorporation, these By-laws, contractual agreement, vote of the stockholders or disinterested directors, or otherwise.

SECTION 6.06. Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

SECTION 6.07. Survival of Prior Indemnification Provisions; Effect of Subsequent Change on Existing Rights.    Nothing contained in this Article VI shall be construed as altering or eliminating the rights to indemnification existing, or based upon service by an indemnitee, prior to May 21, 1987. Any repeal or modification of this Article VI shall not adversely affect any right or protection of an indemnitee existing at the time of such repeal or modification.

ARTICLE VII

CONTRACTS, PROXIES AND OTHER INSTRUMENTS

SECTION 7.01. Contracts and Other Instruments.            Except as otherwise required by law, the Certificate of Incorporation or these By-laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board or the Executive

Committee by resolution, may from time to time direct (including via any written approval policies of the Corporation as in effect from time to time). Such authority may be general or confined to specific instances, as the Board or the Executive Committee may determine.

SECTION 7.02. Proxies.        Unless otherwise provided by resolution of the Board, the CEO or the President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or entity, at meetings of the holders of the stock or other securities of such other corporation or entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or entity, and may instruct the person or persons so appointed as to the manner of casting such vote or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation, under its corporate seal or otherwise, all such written proxies or other instruments as such attorney(s) or agent(s) may deem necessary or proper.

ARTICLE VIII

CAPITAL STOCK

SECTION 8.01. Stock Certificates.   The ownership interest of each stockholder of record of the Corporation shall be evidenced by one or more certificates representing shares of stock, in such form as the appropriate officers of the Corporation may prescribe; provided, that the Board may provide by resolution that, to the extent permitted by applicable law, the Corporation shall adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving any issuance of certificates. Every holder of stock represented by certificate(s) shall be entitled to have such certificate(s) signed, countersigned and registered in such manner as the proper officers or agents of the Corporation may determine in accordance with law. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a stock certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

SECTION 8.02. Stock Transfers.      The shares of the stock of the Corporation represented by certificates shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates representing the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.

SECTION 8.03. Lost or Destroyed Certificates.      No new certificate(s) for shares of stock in the Corporation or uncertificated shares of stock in the Corporation shall be issued in place of any certificate(s) alleged to have been lost, destroyed or stolen, except upon the making of an affidavit of such loss, destruction or theft by the person making the allegation; and the Board may require, as a condition precedent to the issuance of any such new certificate(s), that the person requesting such new certificate(s) deliver to the Corporation a bond of indemnity in such amount, having such terms and secured by such surety, as the Board or a duly authorized officer of the Corporation may determine is appropriate.

SECTION 8.04. Recognition of Holders of Record.            The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact of such share(s). Accordingly, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, whether or not it has actual or other notice thereof, except as otherwise provided by law.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Inspection of Books.           The Board or the Executive Committee shall determine whether and under what conditions the accounts and books of the Corporation (except such as may by statute be specifically open to inspection), shall be open to the inspection of stockholders.

SECTION 9.02. Corporate Seal.       The corporate seal shall have inscribed thereon the name of the Corporation and shall otherwise be in such form as may be approved from time to time by the Board, by any officer of the Corporation so authorized by the Board or by the Executive Committee by resolution.

SECTION 9.03. Fiscal Year.  The fiscal year of the Corporation shall be the calendar year, unless otherwise specified by resolution of the Board.

SECTION 9.04. Waiver of Notice.    Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the Delaware General Corporation Law, a waiver thereof in writing, signed by the person(s) entitled to such notice, or a waiver by electronic transmission by the person(s) entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or any meeting of the Board or committee thereof need be specified in any waiver of notice of such meeting.

SECTION 9.05. Dividends.    The Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by the Delaware General Corporation Law and the Certificate of Incorporation.

SECTION 9.06. Fixing of Record Date and Other Lawful Matters.         In order to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed by the Board, the record date for determining stockholders for any such purpose shall be at 5:00 p.m. Eastern Time on the day on which the Board adopts the resolution relating thereto.

ARTICLE X

AMENDMENTS

These By-laws may be amended or repealed, in whole or in part, by the stockholders of the Corporation or by the Board, in each case at a meeting thereof; provided, that notice of such proposed amendment or repeal is contained in the notice of such meeting of stockholders or in the notice of such meeting of the Board and, in the latter case, such notice is given not less than 24 hours prior to the meeting. Unless a higher percentage is required by the Certificate of Incorporation as to any matter which is the subject of these By-laws, all such amendments or repeals must be approved by either the holders of a majority of the voting power of the Voting Stock or by a majority of the Board.